Sino Gas International Holdings, Inc.
Announces Fourth Quarter and Full Year
of 2010 Financial Results

Press Release Source: Sino Gas International Holdings, Inc. On Thursday March 31, 2011, 8:00 am EDT

BEIJING, March 31, 2011 /PRNewswire-Asia-FirstCall/ -- Sino Gas International Holdings, Inc. (OTC Bulletin Board:SGAS.OB.ob - News), ("Sino Gas" or the "Company"), announced financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Financial Highlights YOY

•	Total revenue increased 36.07% to $11.2 million

•	Connection Fees Revenues Increased 16.73% to $5.13 Million

•	Gas Sales Increased 58.18% to 6.07 Million

•	Gross Profit Increased 23.11% to $5.16 Million

•	Operating Income Increased 49.8% to $3.59 Million

Full Year of 2010 Financial Highlights YOY

•	Total revenue increased 16.61% to $32.17 million

•	Connection Fees Revenues Increased 13.02% to $13.44 Million

•	Gas Sales Increased 19.33% to 18.73 Million

•	Gross Profit Increased 30.50% to $12.36 Million

•	Operating Income Increased 43.83% to $7.29 Million

Full Year Ending December 31, 2010 Financial Results

Revenue

Revenue for the full year ending December 31, 2010 was $32.17 million vs. $27.59 million in the full year of 2009 or an increase of 16.61%. The revenue from connection fees in the full year of 2010 was $13.44 million, an increase of 13.02% from $11.89 million during the same period of 2009, representing 41.76% of the total revenue. The revenue from gas sales in the full year of 2010 was $18.73 million, an increase of 19.33% from $15.7 million in the full year of 2009, representing 58.24% of the total revenue. Gas sales to residential users continued to increase significantly during this period, while gas sales to industrial users increased moderately. 38,750 new households were connected in the full year of 2010, up 18.75% from 32,681 new households connected in 2009.

Gross Profit and Gross Margin

Gross profit for the full year of 2010 increased 30.5% to $12.36 million from $9.47 million in the full year of 2009. The increase in gross profit was driven by the increase of connection fees and gas sales, and improvement of gross margin from both connection fee revenue and gas sales.

Gross margin for the full year of 2010 was 38.43%, compared to 34.34% in the full year of 2009. Gross margin for connection fee revenue and gross margin for gas sales for the full year of 2010 were 79.95%, and 8.66% respectively, both of which improved from last year's average.

Operating Income and Net Income

Operating income for the full year of 2010 was $7.29 million, an increase of 43.83% compared to $5.07 million for the same period of 2009. However, the significant improvement of operating income was negated by the additions of non-cash flow non-operational amortization expense of convertible bonds. Net income for the year ended December 31, 2010 was $4.04 million, compared with net income of $4.05 million for the same period of 2009. Excluding these non-cash and non-operational items of amortization expense of convertible bonds in the total of $1.51 million, adjusted net income for the year ended December 31, 2010 would have been $5.55 million.

Balance Sheet and Cash Flow

As of December 31, 2010, the Company had $3.58 million in cash and cash equivalents, total assets were $104.73 million and stockholders' equity was $69.8 million. The Company sourced $6.29 million of cash from operating activities in the full year of 2010. Cash used in investing activities was $16.07 million in the full year of 2010. Cash sourced from financing activities was $3.38 million in the full year of 2010. The Company has $7.86 million in short-term bank loans, $3.02 million in long-term bank loans, and $5.64 million convertible bonds as of December 31, 2010.

Outlook

Mr. Yu-Chuan Liu, Chairman and CEO of Sino Gas said, "Our improved operating results are indicative of the continuing strong demand for natural gas in China with the Government's support, rapid urbanization, clean energy promotion and rise in income levels. We will continue to focus on our existing projects in small and medium-sized cities in China, and pursue new business opportunities."

Sino Gas International Holdings, Inc. Consolidated Statements of Income for the three months and twelve months ended December 31, 2010 and 2009 (Stated in US Dollars)

	For Three Months Ended		For Full Year Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Sales revenues	11,203,028	8,233,568	32,174,248	27,591,501
Cost of revenues	(6,043,995)	(4,043,033)	(19,810,913)	(18,117,500)
Gross Profit	5,159,033	4,190,535	12,363,335	9,474,001
Operating Expense
Selling expense	(626,630)	(323,373)	(1,776,315)	(1,032,629)
General and administrative expense	(945,260)	(1,472,568)	(3,299,785)	(3,374,896)
Total operating expense	(1,571,890)	(1,795,941)	(5,076,100)	(4,407,525)
Operating Income	3,587,143	2,394,594	7,287,235	5,066,476
Investment income	800,745	461,014	800,745	461,014
Other income	43,881	(29,432)	56,275	64,774
Other expense	(110,567)	(2,721)	(136,654)	(36,214)
Impairment loss	(73,457)		(73,457)
Interest income	2,791	71,283	14,841	75,302
Interest expense **	(524,011)	(308,287)	(2,706,784)	(489,111)
Total other income/(expense)	139,382	191,857	(2,045,034)	75,765
Income before tax	3,726,525	2,586,451	5,242,201	5,142,241
Income tax	(361,089)	(514,274)	(1,200,096)	(1,094,657)
Gain/(loss) from discontinued operation, net of tax	(3)		(442)
Net income	$3,365,433	$2,072,177	$4,041,663	$4,047,584

	For Full Year Ended
	12/31/2010	12/31/2009
Earnings per share
- Basic	$0.15	$0.15
- Diluted	$0.15	$0.14

Weighted Average Shares Outstanding
- Basic	27,013,799	26,235,980
- Diluted	27,013,799	30,815,819

**Included in interest expense of $2,706,784, was $483,437 convertible bonds coupon expense and $1,512,016 non-cash flow amortization expense of convertible bonds.

About Sino Gas International Holdings, Inc.

The Company, through its indirectly wholly-owned subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. ("Beijing Gas"), and the subsidiaries of Beijing Gas, is a leading developer of natural gas distribution systems in small and medium size cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The company owns and operates natural gas distribution systems in 35 small and medium size cities and serves approximately 183,500 residential and seven industrial customers. Facilities include approximately 1,525 kilometers of pipeline and delivery networks with a daily capacity of approximately 120,000 cubic meters of natural gas. The Company owns and operates natural gas distribution systems in Beijing, Hebei, Jilin, Jiangsu, Anhui and Yunnan Provinces. The Company's website is: http://www.sino-gas.com

Forward-Looking Safe Harbor Statement

Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC"). These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

For more information, please contact:

Sino Gas International Holdings, Inc.
Chunying Chai, IR Officer
Tel: +86-10-8260-0041 x883
Email: chaichunying@sino-gas.com
Yugang Zhang, CFO
Email: zhangyugang@sino-gas.com

Investor Relations Contact:
RedChip Companies, Inc.
Dave Gentry
Tel : (800) 733-2447 EXT 104
info@redchip.com
www.redchip.com